EXHIBIT 17


                                                                 EXECUTION COPY

                                 12th JUNE 2003



                            PACIFIC CENTURY REGIONAL

                              DEVELOPMENTS LIMITED








                       ---------------------------------

                             SUPPLEMENTAL DEED POLL

                                  relating to
                                 US$250,000,000
                     secured redeemable exchangeable bonds
                                    due 2006
                  exchangeable for ordinary shares of HK$0.25
                               par value each of
                                  PCCW Limited

                       ---------------------------------

                     [LOGO] FRESHFIELDS BRUCKHAUS DERINGER


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THIS SUPPLEMENTAL DEED POLL is entered into as a deed on 12th June 2003

By

PACIFIC CENTURY REGIONAL DEVELOPMENTS LIMITED, a company incorporated under the laws of Singapore and whose registered office is at 6 Battery Road, #38-02, Singapore 049909, Singapore (the Issuer).

WHEREAS:

(A) The Issuer has created US$250,000,000 secured redeemable exchangeable bonds which are constituted under a deed poll dated 7 December 2001 made by the Issuer (the Deed Poll). The Bonds are exchangeable into ordinary shares of HK$0.25 each of PCCW Limited.

(B) The Issuer, with the consent of AIG INVESTMENT CORPORATION (ASIA) LIMITED on behalf of itself and the other Bondholders representing the holders of not less than 75% in aggregate principle amount of the outstanding Bonds, wishes to amend find modify the Deed Poll.

(C) AIG INVESTMENT CORPORATION (ASIA) LIMITED on behalf of itself and the other Bondholders is executing this Supplemental Deed Poll under hand (which the Issuer acknowledges is sufficient for all purposes) to evidence the consent of the Bondholders as contemplated by Condition 15 of the Deed Poll to the amendments to the Deed Poll contained in this Supplemental Deed Poll.

NOW THIS SUPPLEMENTAL DEED POLL WITNESSES :AND DECLARES AS FOLLOWS:

1.   DEFINITIONS AND INTERPRETATION

1.1  For all purposes of this Supplemental Deed Poll (including the recitals):

(a) capitalised terms used and not otherwise defined herein shall have the meanings as defined in the Deed Poll, as such defined terms may be amended, modified or supplemented from time to time, in accordance with the terms thereof; and

(b) the principles of construction and rules of interpretation set forth in clause 1 of the Deed Poll shall apply.

1.2 Effective Date means the date on which the conditions set out in Clause 3 are satisfied.

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Supplemental Agreements means this Supplemental Deed Poll, the warranty agreement made between PCRD and the Bondholders and the Share Charge Amendment Agreement made between PCRD and the Security Trustee (the Share Charge Amendment Agreement) each dated or the date of this Agreement.

2.   AMENDMENT OF THE DEED POLL

With effect from the Effective Date, the Deed Poll. shall be amended by:

(a) Deleting "HK$0.05" in the first line of the first sentence in the definition of "Shares" in Condition 4(b) of the Annexure and replacing it with. "HK$0.25".1

(b)  Deleting Condition 7(d) and inserting the following provision:

     "(d) Exchange Price

          (i) Subject to the provisions of this Condition 7(d), the Exchange Price will be the, US dollar equivalent of HK$8.50 per Share of HK$0.25 par value (converted into US dollars at the spot buying rate prevailing at noon (Hong Kong time) of The Hongkong and Shanghai Banking Corporation Limited prevailing from time to time and further subject to adjustment in the manner provided in Condition 7(f).

          (ii) As set out in Condition 7(e) the number of Shares forming the Exchange Property shall be altered following an adjustment to the Exchange Price with additional Shares, cash or other property forming part of the Exchange Property (subject as set out below).

         (iii) On the Business Day falling 180 days prior to the fourth anniversary of the Issue Date (the Exchange Price Reset Date) the Exchange Price will be recalculated as the lower of:

               (A) HK$8.50 per Share of HK$0.25 par value (converted into US dollars at the spot buying rate

---------
         1 Pursuant to a share consolidation in January 2003 the Ordinary Shares of PCCW are now HK$0.25 per share par value. The note is for explanation only and is not intended to have legal effect.

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                    prevailing at noon (Hong Kong time) of The Hongkong and
                    Shanghai Banking Corporation Limited on the Exchange Price Reset Date); and

               (B) an amount per Share calculated as 110% of the average of the closing quotations published in the daily official list of the Stock Exchange (or the equivalent quotation sheet of such other stock exchange on which the Shares are listed) for one Share, for the 60 Trading Days prior to the Exchange Price Reset Date (Converted into US dollars at the spot buying rate prevailing at noon (Hong Kong) time of The Hongkong and Shanghai Banking Corporation Limited on the Exchange Price Reset Date).

          With effect from the Exchange Price Reset Date, the applicable Exchange Price shall be as determined under this Condition 7(d)(iii) (subject to the provisions of Condition 7(f))."

(c)  Deleting the existing Condition 9 and inserting the following provisions:

     "9.  Redemption

     (a)  Early Redemption at the option of the Issuer

          (i) Subject as provided below, the Issuer may, having given notice (which notice shall be irrevocable) to the Bondholders not more than 90 days nor less than such date as is 5 Business Days after such 90th day prior to the fourth -anniversary of the Issue Date, redeem such number as the Issuer shall in its absolute discretion determine of outstanding Bonds with. a principal amount up to the figure (the Possible Early Redemption Value) calculated as follows:

                                A -US$50,000,000
                                ----------------
                                       2

               (where A is the total principal amount of the Bonds outstanding at the fourth anniversary of the Issue Date) at the Early Redemption Amount together with any additional amounts due in respect of such Bonds on the fourth anniversary of the Issue Date.

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               The Bonds held by each Bondholder shall he redeemed pro--rata to their respective holding of Bonds immediately prior to redemption.

               "The Early Redemption Amount of each Bond means its principal amount plus a premium of 3 per cent per annum, calculated based on the number of days from, and including, the Issue Date to, but excluding, the date for redemption, on the basis of a year of 360 days consisting of 12 months of 30 days each, and, in the case of an incomplete month, the number of days elapsed, compounded annually and rounded up to the nearest cent.

          (ii) Notice (which notice shall be irrevocable) may he given by the issuer once only and is to be given to the Bondholders in accordance with Condition 16 not more than 90 days nor less than such date as is 5 Business Days after such 90th day prior to the fourth anniversary of the Issue Date on which such redemption is to take place specifying the last day on which Exchange Rights in respect of the Bonds may be exercised, being the date 3 days prior to the date for such redemption.

         (iii) The redemption notice shall specify the amount due to each Bondholder on early redemption to be satisfied by:

               (A)  payment in cash (the Early Redemption Cash Amount); and/or

               (B) the transfer of Redemption Shares into the relevant Bondholder's name (the Early Redemption Share Amount),

               in such combination of (A) and (B) as the Issuer shall in its absolute discretion determine provided that the sum thereof shall equal the aggregate of the Early Redemption Amount for all Bonds to be redeemed on such redemption date.

          The notice shall also include details of the securities dealer and other agents which the Issuer is proposing to make available or assist with the stock lending and hedging facilities pursuant to Condition 9(f)(ii).

     (b)  Final Redemption

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          (i)  Unless previously exchanged, otherwise redeemed or purchased and cancelled as hereinafter provided or the Exchange Right having been exercised in respect thereof, each Bond will become due and payable and shall be redeemed by the Issuer on the Maturity Date at the Accrued Principal Amount together with any additional amounts due in respect of the Bonds to the Maturity Date.

               The Accrued Principal Amount of each Bond means its principal amount plus interest at 3 per cent per annum, calculated based on the number of days from, and including the Issue Date, to, but excluding, the Maturity Date, on the basis of a year of 360 days consisting of 12 months of 30 days each, and in the case of any incomplete month, the number of days elapsed, compounded annually and rounded up to the nearest cent,

          (ii) Subject to the Issuer first redeeming in cash the first US$50,000,000 of the principal amount of the Bonds outstanding on the Maturity Date, the Issuer may having given notice (which notice shall be irrevocable) in accordance with Condition 16 not more than 90 days nor less than such date as is 5 Business Days after such 90th day prior to the Maturity Date in its absolute discretion elect to satisfy up to an amount (the Possible Share Redemption Value) calculated as follows of the amount due to Bondholders on final redemption by the transfer to Bondholders of Shares:

               The Possible Share Redemption Value shall be the total principal amount of the Bonds outstanding on the Maturity Date minus such part of the Possible Early Redemption Value as is not redeemed by the issuer pursuant to Condition 9(a) minus US$50 million.

         (iii) The redemption notice pursuant to Condition 9(b)(ii) shall specify the amount due to each Bondholder oil final redemption to be satisfied by:

               (A)  payment in cash (the Final Redemption Cash Amount); and/or

               (B) the transfer of Redemption Shares into the relevant Bondholder's name (the Final Redemption Share Amount),

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                    in such combination of (A) and (B) as the issuer shall in
                    its absolute discretion determine provided that the Final Redemption Share Amount shall not exceed the Possible Share Redemption Value and provided the sure of (A) and (B) shall equal the aggregate of the Accrued Principal Amount for all Bonds to he redeemed on such redemption date.

               The notice shall also include details of the securities dealer and other agents which the Issuer is proposing to make available or assist with the stock lending and hedging facilities pursuant to Condition 9(f)(ii).

          (iv) Transfer of Shares on final redemption will be made to each Bondholder pro-rata to their holding of outstanding Bonds immediately prior to final redemption.

     (c)  Settlement

          (i) Except where Condition 9(d) applies, upon (x) the fourth anniversary of the Issue Date and/or (y) the Maturity Date, as the case may be, the Issuer shall be bound to redeem the Bonds by:

               (A) payment in cash of the Early Redemption Cash Amount or the Final Redemption Cash Amount, as the case may be, and

               (B) the transfer of the Redemption Shares into the relevant Bondholder's name (or as it may direct in which case the Issuer is entitled to treat such person as absolutely entitled to any such Shares and will not be liable for so treating such person), as specified in the relevant redemption notice, together with any additional amounts due in respect of the Bonds to the date set for redemption unless the Bonds have been previously exchanged or otherwise redeemed and cancelled as herein and provided that the Issuer may set-off against the Shares to be transferred such number of borrowed Shares (if any) as are to be returned to the Issuer by the Security Trustee and/or the Bondholders in accordance with the stock- lending arrangements referred to in this Condition 9.

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

          (ii) On the redemption date the Issuer shall pay to the relevant Bondholder an additional amount in cash equivalent to 2.5% of the Early Redemption Share Amount and/or the Final Redemption Share Amount, as the case may be, due to each Bondholder.

         (iii) The issuer may neither give notice of redemption nor redeem the Bonds as provided in this Condition 9 at any time when the Exchange Rights are suspended pursuant to Condition 8.

          (iv) For the avoidance of doubt, to the extent the Issuer does not elect to redeem Bonds by a transfer of Shares under Condition of 9(a)(iii) or 9(b)(iii), the Bonds shall be redeemed in cash.

     (d)  Settlement following Hedge Stop Notice

          (i) Where a Hedge Stop Notice has been sent by the Issuer, upon (x) the fourth anniversary of the Issue Date and/or (y) the Maturity Date, as the case may be, the Issuer shall be bound to redeem the Bonds by:

               (A) payment in cash of the Early Redemption Cash Amount or the Final Redemption Cash Amount, as the case may be; and

               (B) in respect of the Early Redemption Share Amount or the Final Redemption Share, Amount (if any), the transfer into the relevant Bondholder's name (or as it may direct in which case the Issuer is entitled to treat such person as absolutely entitled to any such Shares and will not be liable for so treating such person) of such number of Shares as and when multiplied by the Hedging Stop Notice Price (converted into U.S. dollars at the spot buying rate prevailing at noon (Hong Kong time) of The Hong Kong and Shanghai Banking Corporation Limited on the redemption date) equals the Hedging Shares to be transferred such number of borrowed Shares (if any) as are to be returned to the Issuer by the Security Trustee and/or the Bondholders in accordance with the stock lending arrangements referred to in this Condition 9; and

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

               (C) payment in cash of an amount equal to 104% of the Early Redemption Share Amount or the Final Redemption Share Amount, as the case may be, minus the Hedging Proceeds Amount.

          (ii) On the redemption date the Issuer shall pay to the relevant Bondholder an additional amount in cash equivalent to 2.5% of the Hedging Proceeds Amount, due to each Bondholder.

         (iii) The Issuer shall indemnity the Security Trustee and each Bondholder against any penalties, losses, expenses suffered by incurred by the Security Trustee and/or the Bondholders in terminating and/or unwinding the hedging transactions pursuants to, or otherwise in connection with, the Hedge Stop Notice.

     (e)  Definitions

     For the purposes of these Conditions:

     Hedge Period means the period starting on the first Business Day on which the Security Trustee or any Bondholder enters into any hedging transaction pursuant to Condition 9(f) and ending on the day of the Hedge Stop Notice.

     Hedging Amount means 150% of the Early Redemption Share Amount or the Final Redemption Share Amount, as the case may be.

     Hedging Closing Price means the average of the closing quotations published in the daily official list of the Stock Exchange (or the equivalent quotation sheet of such other stock exchange on which the Shares are listed) for one Share for each of the 30 Trading Days ending on the Business Day prior to the date on which notice is served pursuant to Condition 9(a)(i) or 9(b)(ii).

     Hedging Proceeds Amount means the total amount realised from the hedging activities conducted by the Security Trustee and/or the Bondholders up to the day of the Hedge Stop Notice.

     Hedging Shares means, in respect of a Bondholder, such number of Shares as and when multiplied by the Hedging Closing Price (converted into U.S. dollars at the spot buying rate prevailing at noon (Hong Kong time) of The Hong Kong and Shanghai Banking Corporation Limited one Business Day prior to the date on which notice is served pursuant to

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

     Condition 9(a)(i) or 9(b)(ii), as the case may be, shall be equal to the Hedging Amount.

     Hedging Stop Notice Price means 95% of the lower of (i) the average closing price for one Share for each of the Trading Days in the Hedge Period and (ii) the average per Share transaction price traded by the Security Trustee and/or the Bondholders during the Hedge Period.

     Redemption Closing Price means, in respect of any redemption of Bonds, 95% of the average of the closing quotations published in the daily official list of the Stock Exchange (or the equivalent quotation sheet of such other stock exchange on which the Shares are listed) for one Share for each of the Trading Days in the period starting on the first Business Day on which the Security Trustee or any Bondholder enters into any hedging transaction pursuant to Condition 9(f) and ending on the date one Business Day prior to the relevant redemption date.

     Redemption Shares means, in respect of a redemption date and a Bondholder, such number of Shares as and when multiplied by the Redemption Closing Price (converted into U.S. dollars at the spot buying rate prevailing at noon (Hong Kong time) of The Hong Kong and Shanghai Banking Corporation Limited one Business Day prior to the redemption date shall be equal to the Early Redemption Share Amount or the Final Redemption Share Amount, as the case may be.

     Trading Day means, (I) in relation to the Shares and any other Relevant Securities which are listed and/or traded on the Stock Exchange, a day (other than a Saturday or Sunday) on which banks are open for business in Hong Kong and on which the Stock Exchange is open for trading, (II) in relation to other Relevant Securities which are listed or traded on another stock exchange or securities market, a day (other than a Saturday or Sunday) on which banks are open for business in the place of such exchange or securities market and on which the relevant exchange or securities market is open for trading and (III) in relation to any Relevant Securities which are not listed or traded on any stock exchange or securities market, a day (other than a Saturday or Sunday) on which banks are open for business in the relevant place or places applicable to the Relevant Securities in question, provided that in respect of (I) and (II) no account shall be taken of days on which the Shares or other Relevant Securities are temporarily suspended from trading on the relevant stock exchange or securities market.

     (f)  Hedging

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          (i)  If the Issuer elects to redeem any part of the Bonds by a transfer of Shares pursuant to Condition 9(a)(iii) or 9(b)(iii) then on the Business Day following service of a notice pursuant to Condition 9(a)(i) or 9(b)(ii), the Issuer shall make Hedging Shares available to the Security Trustee and/or the Bondholders in order to enable hedging transactions to be carried out in respect of the Hedging Shares.

          (ii) The Issuer may procure that a securities dealer nominated by the Issuer in such notice and approved by the Security Trustee and/or the Bondholders, as the case may be, (such approval not to be unreasonably withheld or delayed), shall make available to the Security Trustee and/or the Bondholders stock lending facilities in respect of the Hedging Shares. The stock lending facilities and hedging activities under this Condition 9(i) shall be implemented on market standard terms. The hedging programme shall be determined by the Bondholders, in consultation (where feasible.) with the issuer. All costs, expenses, fees, duties and taxes incurred in connection with establishing and operating such stock lending and hedging facilities shall be for the account of the Issuer.

         (iii) If the Issuer has not procured stock lending and hedging facilities acceptable to the Bondholders by the third Business Day following service of a notice pursuant to Condition 9(a)(i) or 9(b)(ii), the Security Trustee shall be, and hereby is, authorised to borrow, lend or otherwise use for its own purposes (including the settlement of hedging transactions) Security Shares in accordance with the terms of the Share Charge Agreement.

          (iv) If the stock lending or hedging transactions in respect of the Hedging Shares could not reasonably be expected to realise the Early Redemption Share Amount or the Final Redemption Share Amount, there Issuer shall, acting reasonably and in good faith, consider, but shall not be obliged to comply with, any request from the Security Trustee and/or any Bondholder to make available to it such additional stock lending facilities (on the terms set out in Condition 9(f)(ii)) in respect of such further Shares as will enable it or them to realise the Early Redemption Share Amount or the final Redemption Share Amount, as the case may be.

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          (v)  The stock lending permitted under this Condition 9(f) shall be closed out and settled by no later than the close of business on the third Trading; Day following the relevant redemption date.

          (vi) If, at any time after the Security Trustee and/or the Bondholders have commenced hedging transactions pursuant to Condition 9(f), the volume weighted average trading price and closing price of the Shares on any Trading Day on which the Security Trustee and/or any Bondholder has conducted any hedging transaction falls more than 15% when compared to the volume weighted average trading price and the closing price of the Shares on the previous Trading Day, the Issuer shall have iii its absolute discretion the right to request by service of an irrevocable notice in writing after the market close but by midnight of that Trading Day (a "Hedge Stop Notice") that the Security Trustee and/or the Bondholder stop all hedging activities and return all borrowed but unutilised Shares to the securities dealer/Issuer as relevant within 2 Business Days.

         (vii) If, following the service of a Hedge Stop Notice, the Security Trustee or a Bondholder requires Shares to settle a hedging transaction entered into prior to the service of a Hedge Stop Notice (other than on or after the redemption date), then on two Business Day's notice the Issuer shall make available by way of stock lending such number of Shares as are required for such settlement by way of transfer into the relevant Bondholder's name (or as it may direct in which case the Issuer is entitled to treat such person as absolutely entitled to any such Shares and will not be liable for so treating such person).

     (g)  Cancellation

     All Bonds which are exchanged or otherwise redeemed by the Issuer will forthwith be cancelled and accordingly may not be re-issued or re-sold."

(d)  Inserting in Condition 12 a new paragraph as follows:

     "(n) The aggregate shareholding of the issuer and Richard Li Tzar Kai (or companies wholly owned by him) in PCCW being less than 1,448,067,660 Shares (to be adjusted to take account of any stock splits, stock dividends or to the extent that rights are taken up, a rights issues) of par value HK$0.25 each (being 85% of their

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          combined shareholding in PCCW on 12 June 2003), but excluding for these purposes any reduction in the number of Shares solely by reason of an exchange or redemption by way of transfer of Shares in relation to the Bonds or the US$100,000,000 secured redeemable exchangeable bonds due 2006 to 2007 issued by PCRD to Intel Capital Corporation and provided that no Event of Default shall be deemed to have occurred if such aggregate shareholding is increased to at least 1,448,067,660 Shares of par value HK$0.25 within 21 days of notice to remedy the same being given to the Issuer under this Condition 12(n)."

3.   CONDITION

3.1  This Agreement is conditional upon

(a) the shareholders of PCRD passing at a duly convened extraordinary general meeting of PCRD a resolution to approve the entry into by PCRD of the Supplemental Agreements: and

(b) the Issuer obtaining all requisite approvals or waivers from the Singapore Stock Exchange (if any).

3.2 If the conditions referred to in Clause 3.1 arc not satisfied on or before 30 September 2003, or such other date as the parties may agree, this Supplemental Deed Poll shall immediately cease and terminate and no party shall be under any liability to any other in respect of this Supplemental Deed Poll (save for antecedent breaches of this Supplemental Deed Poll).

4.   COSTS AND EXPENSES

The issuer shall bear the legal costs and disbursements and all other expenses of and incidental to the preparation and execution of this Supplemental Deed Poll.

5.   GOVERNING LAW AND JURISDICTION

5.1 Governing Law. This Supplemental Deed Poll shall be governed by and construed in accordance with the laws of the Hong Kong Special Administrative Region of the People's Republic of China (Hong Kong).

5.2. Jurisdiction. The courts of Hong Kong shall have non-exclusive jurisdiction to settle any disputes that may arise out of or in connection with this Supplemental Deed Poll accordingly any legal action or proceedings arising out of or in connection with this Supplemental Deed Poll (Proceedings) may be brought in such courts. The Issuer irrevocably submits to the jurisdiction of such courts and waives any objection to Proceedings in such courts on the ground of venue or on the ground that the Proceedings have been brought in an inconvenient

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

forum. These submissions are made for the benefit of each of the Bondholders and shall not affect the right of any of them to take Proceedings in any other court of competent jurisdiction nor shall the taking of Proceedings in one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction (whether concurrently or not).

5.3 Service of Process. The issuer irrevocably appoints PCCW Services Limited of 39th Floor, PCCW Tower, TaiKoo Place, 979 King's Road, Quarry Bay, Hong Kong to receive for it and on its behalf, service of process in any Proceedings in Hong Kong. Such service shall be deemed completed on delivery to such process agent (whether or not it is forwarded and received by the Issuer). If for any reason such process agent ceases to be able to act as such or no longer has fin address in Hong Kong, the Issuer irrevocably agrees to appoint a substitute process agent in Hong Kong and shall immediately notify the Bondholders of such appointment. Nothing shall affect the right to serve process in any manner permitted by law.


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IN WITNESS whereof this Supplemental Deed Poll has been duly executed and delivered as a deed poll the day and year first above written.

The Common Seal of          )
PACIFIC CENTURY REGIONAL    )
DEVELOPMENTS LIMITED        )
in the presence of:         )

------------------------    Director



------------------------    Director/Secretary


and has been executed under hand by AIG Investment Corporation (Asia) Limited on its capacity as agent for the Bondholders to evidence its consent and the consent of the Bondholders as contemplated above.



SIGNED by AIG INVESTMENT    )
CORPORATION (ASIA)LIMITED   )
in the presence of          )

Witness:

Address:

Occupation:

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